Exhibit 4.1

September 16, 1996


Michael W. Giancaspro
Tredegar Industries, Inc.
1100 Boulders Parkway
Richmond, VA 23225

Re:      Extension of the Revolving Credit Agreement dated September 7,
         1995

Pursuant to section 2.10(d)(i) of the Credit Agreement dated September 7, 1995, you have requested that the Chase Manhattan Bank seek approval from the lenders in order to extend the maturity date of the Credit Agreement from September 7, 2000 to September 7, 2001. We have requested such approval from each of the lenders and have received approval from each lender to extend its commitments. Therefore, according to the provisions of section 2.10(d)(i), the Chase Manhattan Bank hereby notifies you that the maturity date for your Credit Agreement shall be extended to September 7, 2001.

Enclosed are copies of the approvals from each of the banks. Please let me know if I can be of further assistance.

Sincerely,

/s/ Bruce Borden

Bruce Borden
Vice President

c: Nancy Taylor, Tredegar Internal Counsel

Enclosures


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